UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2010 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, May 11, 2010

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect two Class II members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To approve the 2010 Sypris Omnibus Plan.
(3) To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

RECORD DATE	Holders of record of Sypris Common Stock at the close of business on March 17, 2010 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2009 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card or other voting instructions sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

John R. McGeeney

General Counsel and Secretary

April 1, 2010

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our stockholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible Web site.

The notice of annual meeting of stockholders, proxy statement, form of proxy card and annual report on Form 10-K are available at www.sypris.com/proxymaterials.

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.”

You are cordially invited to attend the Annual Meeting on May 11, 2010, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement on or about April 1, 2010, to holders of our Common Stock at the close of business on March 17, 2010, which is the “Record Date” for the Annual Meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, a large number of stockholders can be represented only by proxy. Most stockholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may a) vote in person at the meeting, b) vote by proxy using the enclosed proxy card, c) vote by proxy over the telephone, or d) vote by proxy on the internet, in each case as described below. Whether or not you plan on attending the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 12:00 a.m. EDT on May 11, 2010.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote before the deadline) or by voting by ballot at the Annual Meeting. Simply attending the annual meeting will not, by itself, revoke your proxy.

In order to vote over the Internet or via telephone, stockholders must have their proxy card in hand and call the number or go to the website identified on the enclosed proxy card and follow the instructions to vote on the Internet or via telephone.

The method by which you vote in no way limits your right to vote at the Annual Meeting if you later decide to attend in person.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card.

If you hold shares through an account with a broker, bank or other nominee, your shares may not be voted with respect to certain proposals, including the election of directors, if you do not provide voting instructions on your instruction form. Broker, bank, and other nominees have the authority under the requirements of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions on certain “routine” matters. On July 1, 2009 the SEC approved a proposed NYSE rule that eliminated broker discretionary voting in uncontested elections, which had been permitted in previous years. Because most brokers are subject to these NYSE rules, this will most likely impact your broker’s ability to vote your shares. Therefore, your shares will not be voted with respect to the proposal to elect the Company’s Board of Directors if you do not provide voting instructions on your instruction form.

All shares entitled to vote and represented by proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Stockholders of Sypris Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

On the Record Date, March 17, 2010, there were 19,693,262 shares of Sypris Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between the hours of 8:30 a.m. and 5:30 p.m. local time.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists. Broker “non-votes” will not be counted toward the quorum requirement. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Therefore, it is important that you contact your broker with your voting instructions. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 8,425,363 shares or 42.7% of the Company’s outstanding Common Stock. For further information on ownership of Common Stock by the Gill family, see Stock Ownership of Certain Beneficial Owners.

Multiple Stockholders Sharing the Same Address

In accordance with a notice sent to eligible stockholders who share a single address by one or more brokers, banks or nominees with accountholders who are Sypris stockholders, those stockholders will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact the broker, bank or nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you own your shares through a broker, bank or other nominee, and you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting the bank, broker or nominee.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

Notice Regarding Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible Web site. The notice of annual meeting of stockholders, proxy statement, proxy card and annual report on Form 10-K are available at www.sypris.com/proxymaterials.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”). The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board of Director and Committee composition and operation, director compensation and stock ownership requirements, and director tenure. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on an annual basis, and reporting any recommended changes to the Board of Directors. A current copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2009, the Board of Directors held five regular meetings and six special meetings, and the Committees held fifteen meetings. All directors attended at least 75% of the Board meetings and meetings of Committees of which they are members. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, more than a majority of the directors have attended all Annual Meetings. Seven of the eight directors attended the 2009 Annual Meeting.

Independence

The Board of Directors has determined that John F. Brinkley, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent” as defined in by NASDAQ’s listing standards.

In December 2009, the independent directors selected William L. Healey to serve a one-year term as Lead Independent Director. Mr. Healey, as Lead Independent Director, presides over periodic independent sessions of the Board of Directors in which only independent directors participate. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing to the Lead Independent Director, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board of Directors welcomes communications from our stockholders. Stockholders may send communications to the Board of Directors, or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors, or to any director in particular, in care of the Company, is forwarded by us to the addressee, without review by management.

Committees of the Board of Directors

During 2009, the Board of Directors had four ongoing Committees: the Audit and Finance Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee.

Audit and Finance Committee

The current members of the Audit and Finance Committee are William G. Ferko (Chairman), Sidney R. Petersen and Robert Sroka, each of whom is “independent” as defined by NASDAQ listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Audit and Finance Committee satisfies the additional requirements of NASDAQ for audit committee membership. The Board of Directors has also determined that each of Sidney R. Petersen and William G. Ferko qualify as an “audit committee financial expert” as defined by SEC rules. During 2009, the Audit and Finance Committee met seven times. The functions of the Audit and Finance Committee are described below under the heading Audit and

Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The current members of the Compensation Committee are John F. Brinkley (Chairman), Robert Sroka and William L. Healey, each of whom is “independent” as defined by NASDAQ listing standards. During 2009, the Compensation Committee met six times. The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s other officers. However, the Committee has delegated to the Company’s Chief Executive Officer the discretion to award to non-executive employees in any one calendar year up to 100,000 stock options in the aggregate, with a maximum award of 10,000. The Company’s Chief Executive Officer, with assistance from the Director of Human Resources and their support staff, provides recommendations to the Compensation Committee regarding compensation for those employees reporting directly to the Chief Executive Officer. However, the Committee retains full discretion to modify any compensation recommendations by the Chief Executive Officer or other members of management.

In 2009, the Company engaged the assistance of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm, to assist the Committee in reviewing total compensation for the Company’s named executive officers and other key employees. Pearl Meyer provided the Committee with relevant market data and alternatives to consider when making compensation decisions regarding the Chief Executive Officer and the Company’s other executives. In 2009, the Compensation Committee has had direct access to Pearl Meyer and the opportunity to review various issues relating to executive compensation in executive session with Pearl Meyer, without management in attendance, on an “as needed” basis. For compensation decisions affecting 2010, the Company will continue to utilize the assistance of Pearl Meyer.

The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A current copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are William L. Healey (Chairman), John F. Brinkley and William G. Ferko, each of whom is “independent” as defined by NASDAQ listing standards. During 2009, the Nominating and Governance Committee met two times. The functions of the Nominating and Governance Committee include recommending nominees to the Board of Directors for election as directors of the Company, and evaluating the performance and effectiveness of the Board of Directors, including a periodic assessment of the effectiveness of each of the directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints and backgrounds on the Board, including diversity of religions, races, genders, nationalities, educational backgrounds, work experiences and extracurricular interests, which can have a positive impact on the business. A mix of talents, backgrounds, experiences and geographic locations of the individual Board members is also important and is considered in the evaluation of potential candidates. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as a candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and manufacturing or service operations.

All nominees for election at this Annual Meeting of Stockholders were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. In light of the Company’s current size, market position and historically low rates of director turnover, the policy of the Committee has been to develop and maintain contacts with potential candidates for future membership on the Board, primarily through the business relationships of the Company’s current and former officers and directors.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Executive Committee

The current members of the Executive Committee are Robert E. Gill (Chairman), Jeffrey T. Gill, R. Scott Gill and Sidney R. Petersen. During 2009, the Executive Committee took no actions at any meetings or by unanimous written consent. The functions of the Executive Committee include exercising the duties of the full Board of Directors when and if necessary between regular meetings of the Board of Directors. The Executive Committee possesses all of the power of the full Board of Directors, except for certain powers under Delaware law which can only be exercised by the full Board. The Executive Committee operates pursuant to a formal written charter setting out the functions that this Committee is to perform. A current copy of the Executive Committee Charter is available on the Company’s website at www.sypris.com.

Board Leadership and Risk Oversight

The Company’s Board consists of our Chairman of the Board, Robert E. Gill, our President and Chief Executive Officer, Jeffrey T. Gill, R. Scott Gill and five independent directors. Additionally, the independent directors annually select a Lead Independent Director. Our independent directors generally meet in executive session, chaired by our Lead Independent Director, several weeks in advance of each regularly scheduled Board meeting. During 2009, the Lead Independent Director presided over five such meetings. The Board has four standing committees—Audit and Finance, Compensation, Nominating and Governance and Executive. Other than the Executive Committee (which is constituted for the sole purpose of meeting when the full Board cannot be convened and which has taken no actions in 2007, 2008 or 2009), each of the committees is comprised solely of independent directors.

The Board with and through its committees is actively involved in oversight of risks that could affect the Company. While the oversight of certain risks related to compensation, financial or governance matters is conducted primarily through designated committees of the Board, as disclosed more fully in the charters of each of such committees, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Audit and Finance Committee is generally responsible for oversight of the Company’s relationship with its public accountants, financial reporting and internal controls, debt and credit agreements, and other financial compliance matters. The Compensation Committee is generally responsible for oversight of the recruitment, retention and motivation of the Company’s executive management and other employees, including compensation, performance evaluation processes and succession planning matters for directors, officers and other key personnel. The Nominating and Governance Committee is generally responsible for oversight of the nominating and self-evaluative processes with respect to service on the Company’s Board of Directors, and for oversight of other corporate governance matters.

Pursuant to our bylaws, our Guidelines and general practices, the Board reviews and determines the best board leadership structure for the Company at least annually. As part of our annual board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides an effective and efficient structure for the Company and stockholders.

We believe that our current board leadership structure is common among other public companies in the United States, and that this leadership structure has been effective for the Company. We believe that having a separate Chairman of the Board and Chief Executive Officer, independent chairs for each of the Audit, Compensation, Nominating and Governance Committees and a Lead Independent Director provides a focused leadership structure for the Company and the Board. Together with regular executive planning, analysis and reporting, we believe that this structure provides effective oversight of the material risks and opportunities facing the Company on an ongoing basis.

Code of Business Conduct

We have a corporate responsibility and compliance program which includes a written code of business conduct. We require all employees, including all officers and senior level executives, to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work. The code of business conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Our employees are required to certify that they have received a copy of the code of business conduct and have been provided with training on the code of business conduct and their related legal obligations. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of business conduct or other Company policies and procedures. The code of business conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of business conduct can be found on our corporate website at www.sypris.com.

Transactions with Related Persons

The Company’s code of business conduct requires all directors, executive officers and other employees of the Company to disclose and seek prior approval of any related person transaction. The Company’s directors, including the Chief Executive Officer and President, must report any potential conflict of interest to the Audit and Finance Committee, in accordance with the Audit and Finance Committee Charter. The other executive officers must report any potential conflict of interest to the Chief Executive Officer and President. In addition, the Company requires each director and executive officer to disclose any transactions involving related parties, or other potential conflicts of interest, in an annual written questionnaire. For 2009, no related person transactions (as defined in Item 404(a) of Regulation S-K) were reported or otherwise discovered by the Company.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as the Company’s independent public accountants since and including the fiscal year ended December 31, 1989. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant for the Company with respect to its 2010 financial statements, the Audit and Finance Committee has approved the interim engagement of Ernst & Young LLP to perform audit and audit-related services with respect to 2010. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below for 2009. The Audit and Finance Committee believes that the fees paid for non-audit services are compatible with the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Years Ended December 31,
	2009	2008(4)
Audit Fees (1)	$845,700	$1,033,470
Audit-Related Fees (2)	—	1,812
Tax Fees (3)	240,892	170,290

Total	$1,086,592	$1,205,572

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, consultation regarding accounting and reporting matters related to the audit, review of documents filed with the SEC and an attestation report on the Company’s internal control over financial reporting for 2009 and 2008.

(2)	Audit-Related Fees principally included technical research tools and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax accrual, review of state and local income tax planning opportunities, foreign tax research and an international transfer pricing study.

(4)	Fees reported for 2008 include payments made in 2009 for fees incurred for 2008 and may not match those fees reported in the Company’s 2009 Proxy Statement.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants, either by a quorum of the Committee at any meeting or by the Committee’s authorized delegate for approvals between meetings, all of which are reported to the Committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. With some exceptions for certain longer-term projects, pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants under the categories Audit-Related and Tax described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately with both the independent public accountants and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee. The Audit and Finance Committee appointed Ernst & Young LLP as the independent public accountants for the Company in 2009 after reviewing the firm’s performance and independence from management, among other factors.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Ernst & Young LLP, the Company’s independent public accountants, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for performing an audit of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board and expressing an opinion that the Company maintained effective internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Ernst & Young LLP the Company’s draft of Form 10-K for 2009, including the Company’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those materials prior to issuance and filing with the Securities and Exchange Commission. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. A U Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communications with auditors.

In addition, the Audit and Finance Committee has received from the independent public accountants the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, has discussed with the independent public accountants their independence from the Company and its management, and has considered whether the independent public accountants’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence. Ernst & Young LLP has confirmed by letter that, in its professional judgment, it is independent of the Company. The Audit and Finance Committee is not aware of any issues which could impair the independence of Ernst & Young LLP.

The Audit and Finance Committee discussed with management and Ernst & Young LLP the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Finance Committee specifically addressed with management and Ernst & Young LLP, management’s annual report regarding the effectiveness of the Company’s system of internal controls over financial reporting, management’s ongoing responsibilities for establishing and maintaining an adequate system, management’s evaluation of any significant deficiencies or material weaknesses in that system, management’s process for evaluating the effectiveness of such internal controls and the framework that was used to evaluate the effectiveness of the system. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that based on the COSO criteria, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.

The Audit and Finance Committee reviewed with Ernst & Young LLP and pre-approved their proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the Committee or by approval of the Committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Ernst & Young LLP and discussed with the independent public accountants their independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

William G. Ferko (Chairman)

Sidney R. Petersen

Robert Sroka

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Two Class II directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2013 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors.

The Board of Directors has nominated R. Scott Gill and Robert Sroka to be elected at the Annual Meeting as Class II directors whose terms will expire in 2013.

Set forth below are the principal occupation and certain other information (“Biographies”) regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting. The Biographies of each of the nominees and continuing directors that follows contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board of Directors recommends a vote FOR the election of the above-named nominees as Class II directors.

CLASS II DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2013

R. Scott Gill Age 51	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, since June 2007. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill. The Nominating and Governance Committee believes that based on his experience, in-depth knowledge of the company and expertise in public policy and business management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Robert Sroka Age 60	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, LLC, an investment banking firm, since December 2003. Mr. Sroka also served as Managing Partner of Lighthouse Partners, a private investment and business consulting company from 1998 to 2005. From June 2007 until his resignation in August 2009, Mr. Sroka was a Director of North Shore Acquisition Corp., a blank check company. From November 2004 until February 2007, Mr. Sroka was a Vice President of Ardent Acquisition Company, a blank check company that merged with Avantair, Inc. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions, for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He also serves as a Director of Stampede Meats, Inc. a supplier of processed meat products since 2008. He served as a director of North American Insurance Leaders, Inc., a blank check company that was liquidated in May 2008 and as non-executive chairman of the board of Avado Brands, Inc., an operator of restaurants from November 2003 until May 2005. On February 4, 2004, Avado Brands, Inc. filed a voluntary petition under the federal bankruptcy laws, from which it emerged in May 2005. He is a member of the Audit and Finance Committee and the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in finance, investment banking and diverse board service and as a former public company executive officer, Mr. Sroka’s continued service as a director is in the Company’s best interest.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2011

William G. Ferko Age 55	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko has served as Senior Vice President and Chief Risk Management Officer for Republic Bank & Trust Company since April 2009. From January 2008 through January 2009, Mr. Ferko served as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc., including its automotive and packaging divisions and as

Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Audit and Finance Committee and a member of the Nominating and Governance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in finance, accounting and audit functions, and public policy, Mr. Ferko’s continued service as a director is in the Company’s best interest.

Jeffrey T. Gill Age 54	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, and management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Sidney R. Petersen Age 79	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is a member of the Audit and Finance Committee and a member of the Executive Committee. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, strategic planning and as a former public company Chief Executive Officer and Board Chairman, Mr. Petersen’s continued service as a director is in the Company’s best interest.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2012

John F. Brinkley Age 72	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. The Nominating Committee believes that based on his experience and expertise in the general management strategic planning and management, marketing, and leadership of a large organization in the automotive sector, Mr. Brinkley’s continued service as a director is in the Company’s best interest.

Robert E. Gill Age 84	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, strategic planning and executive management, Mr. Gill’s continued service as a director is in the Company’s best interest.

William L. Healey Age 65	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation and Pro-Dex Inc. Mr. Healey is Chairman of the Nominating and Governance Committee, a member the Compensation Committee and the Lead Independent Director. The Nominating and Governance Committee believes that based on his experience and expertise in strategic planning and as a former public company Chief Executive Officer in the electronics sector, Mr. Healey’s continued service as a director is in the Company’s best interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 17, 2010 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2009 served as the President and Chief Executive Officer of the Company; (d) the two other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1)	1,000	*
253 Canton Avenue East
Winter Park, Florida 32789

Jeffrey T. Gill (2)	6,038,734	30.6%
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

R. Scott Gill (3)	5,660,295	28.7%
161 East Chicago Avenue
Chicago, Illinois 60611

GFP I, LP (4)	3,274,666	16.6%
1220 North Market Street, Suite 606
Wilmington, Delaware 19801

Gill Family Capital Management, Inc. (5)	3,274,666	16.6%
101 Bullitt Lane, Suite 450
Louisville, KY 40222

John F. Brinkley (6)	33,779	*
William G. Ferko (7)	49,509	*
William L. Healey (8)	51,702	*
Sidney R. Petersen (9)	93,337	*
Robert Sroka (10)	132,494	*
Brian A. Lutes (11)	99,893	*
Richard L. Davis (12)	259,217	1.3%
Current directors and executive officers as a group (14 persons) (13)	9,773,163	48.6%

Dimensional Fund Advisors Inc. (14)	1,479,294	7.6%
Needham Investment Management, LLC (15)	1,012,800	5.2%

*	less than 1%.

(1)	Does not include 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 10.76% ownership interest. Mr. Gill is also a director and executive officer of the Company.

(2)

Includes 30,828 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 32.83% ownership interest, of which Patricia G. Gill is a limited partner holding a 2.29% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 17.61% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named executive officer during 2009.

(3)	Includes 27,724 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 35.58% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(4)	Voting and investment power is exercised through the General Partner. See footnotes (2) and (3).

(5)	In its capacity as General Partner. See footnotes (2) and (3).

(6)	Includes 11,381 shares issuable under currently exercisable stock options and 22,398 shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(7)	Includes 5,175 shares issuable under currently exercisable stock options.

(8)	Includes 19,434 shares issuable under currently exercisable stock options, and 32,268 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(9)	Includes 19,896 shares issuable under currently exercisable stock options, and 73,441 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(10)	Includes 119,841 shares issuable under currently exercisable stock options.

(11)	Mr. Lutes was a named executive officer during 2009.

(12)	Includes 81,129 shares issuable under currently exercisable stock options. Mr. Davis was a named executive officer during 2009.

(13)	Includes 416,732 shares issuable under currently exercisable stock options.

(14)	Based on a Schedule 13G filed February 8, 2010 with the SEC by Dimensional Fund Advisors LP and dated December 31, 2009. According to the filing, Dimensional Fund Advisors Inc. (“Dimensional”), in its role as an investment advisor, sub-adviser and/or manager, possesses voting and investment power over these shares that are owned by the Funds, and may be deemed to be the beneficial owner of these shares held by the Funds of Dimensional. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(15)	Based on a Schedule 13G filed February 12, 2010 with the SEC by Needham Investment Management, LLC and dated December 31, 2009. According to the filing, Needham Investment Management, LLC (“Needham”) serves as investment adviser to various series of The Needham Funds, Inc. and general partner to certain private investment funds that hold 1,012,800 shares may be deemed to beneficially own these shares by virtue of its role as investment adviser and possesses shared voting and dispositive power over these shares. The address of Needham is 445 Park Avenue, New York, New York, 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, officers and other beneficial owners for 2009 were timely met.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the ages, positions and certain other information regarding the executive officers of the Company.

Robert E. Gill Age 84	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 54	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Paul G. Larochelle Age 55	Paul G. Larochelle has served as Vice President of Sypris and as President of its subsidiary, Sypris Technologies, Inc., since October 2009. From 1980 to 2009, Mr. Larochelle served in a number of increasingly responsible executive positions with Dana Corporation, a tier one automotive and heavy truck supplier. Most recently, Mr. Larochelle served as Vice President of the Structural Products Group from 2007 to 2009 and as Vice President of Engineering and Program Management from 2004 to 2007 with Dana Corporation. During his tenure with Dana Corporation, Mr. Larochelle served as a member of the Executive Committee and on the Boards of Dana Canada and Chassis Systems, Ltd., a Dana joint venture in the United Kingdom. Mr. Larochelle holds a Bachelor of Science Degree in Engineering from Carleton University, Ottawa, Ontario, Canada and is fluent in French.

John J. Walsh Age 51	John J. Walsh has served as Vice President of Sypris since July 2008, and as President of its subsidiary, Sypris Electronics, since March 2008 to the present. Mr. Walsh served as Corporate Executive Vice President of Strategy, Technology and Development for Ducommun Incorporated, a provider of aerospace and defense engineering and manufacturing services, and as President of Ducommun Technologies, a wholly-owned subsidiary of Ducommun Incorporated, from March 2004 to March 2008. From May 1999 through March 2004, he served as Executive Vice President and Chief Operating Officer for Special Devices, Inc., a provider of engineered energetic devices for the Automotive, Defense & Aerospace, and Mining & Blasting industries. Mr. Walsh holds a BS degree in Aeronautical and Astronautical Engineering from Purdue University, an Executive MBA from St. Joseph’s University and patents for aerospace, automotive and commercial mining and blasting applications.

Brian A. Lutes Age 45	Brian A. Lutes has served as Vice President and Chief Financial Officer of Sypris since September 2008. From 2007 to 2008, Mr. Lutes served as Vice Chairman of Finance and Administration for MAG Industrial Automation Systems, a leading manufacturer of machine tools and systems serving the aerospace, automotive, construction, power generation and other durable goods industries. He served as Chief Financial Officer and Vice President of Finance and Administration for The Wornick Company, a provider of shelf-stable, ready-to-eat meals to military and consumer branded food companies, from 2005 to 2007 and as Senior Vice President for Fifth Third Bancorp from 2002 to 2004. Prior to 2002, Mr. Lutes served with the General Electric Company for seventeen years in a number of increasingly responsible executive positions within GE and GE Capital culminating with his assignment as Chief Financial Officer of Global Operations for GE Medical Systems. Mr. Lutes holds Bachelor and Masters degrees in Mechanical Engineering from the University of Louisville’s Speed School of Engineering and an MBA from the University of Connecticut’s Executive MBA program.

Richard L. Davis Age 56	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 53	John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney was Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and served as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Anthony C. Allen Age 51	Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s President and Chief Executive Officer, and the two other most highly compensated executive officers who served in such capacities as of December 31, 2009 (the “named executive officers”), for services rendered to the Company during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(3)	(i)(4)	(j)
J. T. Gill, President and Chief	2009	510,436	—	—	122,070	—	36,236	668,742
Executive Officer	2008	586,538	—	—	22,997	150,000	48,272	807,807

Brian A. Lutes, Vice President &	2009	284,105	95,000	41,000	—	—	63,843	483,948
Chief Financial Officer (5)	2008	89,423	—	63,000	39,342	—	5,745	197,510

R. L. Davis, Senior Vice President	2009	272,239	95,000	57,400	—	—	23,926	448,565
	2008	303,769	—	30,648	15,028	60,000	34,892	444,337

(1)	The amounts in column (d) reflect bonus payments of $95,000 to each of Mr. Lutes and Mr. Davis in 2009. These bonuses were paid to recognize each of them for their roles in the disposition of Sypris Test & Measurement.

(2)	The amounts in column (e) and in column (f) reflect aggregate grant date fair value for each stock and option award granted during each fiscal year for each named executive officer, in accordance with ASC Topic 718. In August of 2008 Mr. Gill forfeited 6,600 shares of restricted stock which did not vest due to the Company’s failure to meet performance criteria. Assumptions used in the calculation of these amounts in 2009 are included in footnote 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC and in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC. Mr. Gill and Mr. Davis participated in the Company’s 2008 Stock Option Exchange Program (“Exchange Program”). In each case, they exchanged vested “unexercised” options for new vested options with an incremental “fair value” of zero dollars, pursuant to ASC Topic 718. The new options have an exercise price of $4.31 and expire on March 30, 2012. The chart below shows the number of vested underwater stock options surrendered in exchange for the new grants of stock options under the Exchange Program.

Participant	New 4 Year Option Awards	Vested Stock Options Surrendered	Grant Date Fair Value of Stock Awards and Option Awards
J. T. Gill	18,828	41,685	$22,997
R. L. Davis	12,304	27,240	$15,028

(3)	The amounts in column (g) reflect the dollar amounts of performance-based cash compensation granted to employees in April 2008 related to the Company’s prior achievement of certain profit before tax and free cash flow targets.

(4)	The amounts in column (i) include the aggregate dollar amounts of all perquisites and other compensation offered by the Company which included auto leases for personal and business use, relocation expenses (for Mr. Lutes), Company 401(k) matching contributions (for each named executive officer), premiums on executive life insurance (for each named executive officer), premiums on long-term disability coverage (for Mr. Gill and Mr. Lutes), long-term care insurance (for Mr. Gill and his spouse), and a variety of smaller, routine perquisites, including complimentary or discounted food, drink, entertainment, clothing, gifts or similar benefits which in the aggregate do not exceed $2,000 in value per year.

(5)	Mr. Lutes’ employment with the Company commenced in September of 2008 therefore the amounts reported reflect compensation paid for a partial year.

All employees in the United States not covered by a collective bargaining agreement are automatically enrolled in the Company’s 401(k) retirement savings plan, a tax-qualified plan, at a pre-tax contribution rate of 3%. Employees may opt out of the plan or may elect to change their contribution in increments of 1% of pre-tax salary. Historically, the Company has contributed a matching amount of 100% of the participating employees first 3% of eligible salary. In April of 2009, the Company suspended the matching contribution at the Board’s discretion. Company contributions vest at the rate of 20% per year with 100% vesting attained at 5 years of service.

Stock options and restricted stock awards under the 2004 Sypris Equity Plan (“2004 Plan”), are subject to accelerated vesting upon any change of control of the Company, pursuant to the terms of the 2004 Plan. The respective values of the unvested stock options and the unvested shares of restricted stock which would have become vested for the named executive officers in the event of a change in control, calculated as of December 31, 2009, would have been as follows: $600,000 for Mr. Gill, $268,800 for Mr. Lutes and $307,462 for Mr. Davis. For stock options, these valuations reflect (i) the number of each such individual’s unvested stock options on December 31, 2009, multiplied by (ii) the amount, if any, by which the Company’s stock price on the last trading day of 2009, December 29, exceeded the strike price of such options. For restricted stock, these valuations reflect (i) the number of each such individual’s unvested shares of restricted stock on December 31, 2009, multiplied by (ii) the Company’s stock price on December 31, 2009.

In March of 2009, the Company reduced Mr. Gill’s salary by 20%, and the salaries of the other executive officers, including Mr. Davis and Mr. Lutes, by 15%. Effective as of February 25, 2010, the Company’s executive officers and certain other key employees, including Mr. Davis and Mr. Lutes, entered into employment agreements with the Company. If terminated without cause then (i) these employees would continue to receive their current salary for a period of 12 months following the date of termination, provided that if they become employed by another entity during such time, these employees would only receive 30% of such salary, and (ii) all of the employee’s outstanding restricted stock and stock options would become 100% vested and remain exercisable until the expiration date then in effect for any such stock options. The employment agreements also contain confidentiality, non-compete and non-solicitation covenants by the employee during the term of the agreement. Effective May 9, 2009, the Company’s executive officers and certain other key employees, including Mr. Davis and Mr. Lutes, entered into a three-year bonus agreement which will vest on May 9, 2012. If terminated without cause before May 9, 2012, these employees would be entitled to receive a pro rata portion of the three-year Bonus within thirty (30) days of such termination date, and this Agreement will automatically terminate without further notice or obligation by the Company. All or any portion of the three-year bonus award may be paid in common stock (valued at its closing price on May 8, 2012, or any earlier termination date), at the sole election of the Board.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(12)
J.T Gill	3/2/2006	6,000	14,000(1)	10.36	3/1/2012
	3/31/2008	18,828		4.31	3/30/2012
	2/25/2009		300,000(2)	0.82	2/25/2014
B.A. Lutes	9/15/2008		60,000(3)	2.10	9/15/2015
	9/15/2008					30,000(4)	84,600
	2/25/2009					25,000(5)	70,500
	2/25/2009					25,000(6)	70,500
R.L. Davis	2/25/2003	13,325		8.25	2/24/2011
	2/26/2003	48,000		8.27	2/25/2011
	3/2/2006	3,750	8,750(1)	10.36	3/01/2012
	3/31/2008	12,304		4.31	3/30/2012
	8/1/2005					6,000(7)	16,920
	3/2/2006					6,000(8)	16,920
	1/12/2007					15,000(9)	42,300
	3/1/2007					5,936(10)	16,740
	2/26/2008					6,093(11)	17,182
	2/25/2009					50,000(5)	141,000
	2/25/2009					20,000(6)	56,400

(1)	Stock option awards which vest 30%, 30% and 40% on the third, fourth and fifth anniversary of the grant date. The remaining unvested shares will vest on March 2, 2010 and March 2, 2011.

(2)	Stock option awards which vest 100% on the third anniversary of the grant date, respectively, of the five-year option term.

(3)	Stock option awards which vest 30%, 30% and 40% on September 15, 2011, September 15, 2012 and September 15, 2013, respectively, of the six-year option term.

(4)	Restricted stock awards which vest in one-third increments on September 15, 2011, September 15, 2013 and September 15, 2015.

(5)	Restricted stock award which vests 50% on the first and second anniversary of the grant date.

(6)	Restricted stock award which vests 100% on the third anniversary of the grant date.

(7)	Restricted stock awards which vest in approximately one-third increments. The remaining unvested restricted shares will vest on August 1, 2010 and August 1, 2012.

(8)	Restricted stock awards which vest in approximately one-third increments. The remaining unvested restricted shares will vest on March 2, 2011 and March 2, 2013.

(9)	Restricted stock awards which vest 100% on January 12, 2011.

(10)	Restricted stock awards which vest in one-third increments on March 1, 2010, March 1, 2012 and March 1, 2014.

(11)	Restricted stock award which vests in one-third increments on February 26, 2011, February 26, 2013 and February 26, 2015.

(12)	Market value of shares that have not vested in column (h) was calculated using the closing stock price on December 31, 2009.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation	Total ($)
(a)(1)	(b)	(c)(3)	(g)(2)	(h)
J. F. Brinkley	49,250	3,640	—	52,890
W. G. Ferko	51,250	3,640	—	54,890
R. E. Gill	—	—	200,729	200,729
R. S. Gill	40,500	3,640	—	44,140
W. L. Healey	49,250	3,640	—	52,890
S. R. Petersen	52,375	3,640	—	56,015
R. Sroka	58,000	3,640	—	61,640

(1)	The Directors listed in column (a) had the following aggregate amounts of option awards outstanding at fiscal year end (Mr. Brinkley 11,381, Mr. Ferko 5,175, Mr. R. Scott Gill 27,724, Mr. Healey 19,434, Mr. Petersen 19,896 and Mr. Sroka 119,841).

(2)	The amount provided in column (g) represents the annual salary plus the aggregate dollar amount of all perquisites for Mr. R. E. Gill as an executive officer of the Company, including an auto lease for personal and business use, a term life policy and a variety of smaller, routine perquisites, including complimentary or discounted food, drink, entertainment, clothing, gifts or similar benefits which in the aggregate are estimated not to exceed $2,000 in value per year. Mr. R. E. Gill does not receive compensation for his services as a director. Mr. R.E. Gill is the father of the Company’s president and chief executive officer, Jeffery T. Gill.

(3)	The amounts in column (c) reflect the dollar amounts for the aggregate grant date fair value for each stock award granted during 2009 for each Director, in accordance with FASB ASC Topic 718, awarded pursuant to the 2004 Sypris Equity Plan and the Directors Compensation Program. Because these awards consisted of fully vested shares, the amounts in column (c) are equal to the fair value of all shares awarded in 2009, valued at the closing price of the Company’s common stock as of the time of the award.

In 2009, non-employee directors (John F. Brinkley, William G. Ferko, R. Scott Gill, William L. Healey, Sidney R. Petersen and Robert Sroka) each received an annual retainer ranging from approximately $40,000 to $58,000, payable after each quarter, in equal cash installments. Additionally, non-employee directors received 5,200 shares of common stock, bringing the value of total compensation to a range of approximately $44,000 to $62,000.

All directors are reimbursed for travel and related expenses for attending Board and Committee meetings. In 2009, the Company held 4 meetings which required board members to travel. We also provide non-employee directors with travel accident insurance when on Company business. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

PROPOSAL TWO

PROPOSAL TO APPROVE THE 2010 SYPRIS OMNIBUS PLAN

At the Annual Meeting, the stockholders will be asked to approve the 2010 Sypris Omnibus Plan (the “2010 Plan”) which was adopted by the Company’s Board of Directors in March 2010, effective May 11, 2010. A summary of the 2010 Plan appears below, and a copy of the Plan is attached as Appendix A to this Proxy Statement.

The Board has approved the 2010 Plan, which authorizes awards (“Awards”) of cash bonuses and stock (both restricted and unrestricted), stock options and stock appreciation rights with respect to, in the aggregate, 3,000,000 shares of Common Stock or other authorized common stock of the Company no more dilutive than the Common Stock (“Shares”), plus any Shares remaining available as of the effective date under the 2004 Sypris Equity Plan (the “2004 Plan”), because it believes the ability to grant such Awards is essential to retain and motivate directors and key employees of the Company and its subsidiaries. As of the Record Date the remaining capacity for grants under the 2004 Plan was approximately 331,870 options or shares. The Board believes that the 2010 Plan, by fostering the ownership of Shares by directors, officers and employees, will serve to closely align the interests of directors, officers and employees and other stockholders. No amendment or modification may be made to an outstanding stock option or stock appreciation right that would be treated as a repricing, without the approval of the Company’s stockholders.

As of the date of this proxy statement, no Awards have been made under the 2010 Plan. Further, because participation and the types of awards under the 2010 Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or group of participants if the 2010 Plan is approved are not currently determinable.

As of the Record Date, there were approximately 7 executive officers, 50 employees and 6 non-employee directors of the Company and its subsidiaries who would be eligible to participate in the Omnibus Plan. As of March 17, 2010, the closing price of a Share was $3.34 per Share and, under the 2004 Plan, there were 1,050,655 Shares underlying all outstanding stock options with a weighted average exercise price of $3.97 and a weighted average remaining term of 3.4 years, and 1,105,790 Shares of unvested Restricted Stock. There are no outstanding stock appreciation rights.

The Board of Directors believes that the 2010 Plan is in the best interest of the Company and recommends a vote FOR approval of such plan.

Summary of the 2010 Plan

The following description of the 2010 Plan is intended to be a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the 2010 Plan itself, which is attached as Appendix A to this Proxy Statement.

The 2010 Plan authorizes up to an aggregate of 3,000,000 Shares for issuance under the 2010 Plan plus any remaining Shares available under the 2004 Plan as of the effective date. Generally, Shares subject to Awards under the 2004 Plan or the 2010 Plan which remain unvested or unexercised upon expiration or earlier termination of such Awards will once again become available for Awards under the 2010 Plan.

Under the 2010 Plan, the Committee may award stock options, stock appreciation rights, stock awards (both restricted stock and unrestricted stock and cash awards.

The 2010 Plan is to be administered by the Compensation Committee, which is given the primary responsibility and discretion to administer the 2010 Plan. The 2010 Plan authorizes the Compensation Committee to determine who is eligible to participate in the 2010 Plan, and to make Awards to officers (including officers who also are directors) and other employees and consultants of the Company and its subsidiaries. The Compensation Committee has the final authority under the 2010 Plan to determine or interpret the terms of any Awards, including:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards to be granted to any participant,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any participant in exchange for the receipt or exercise of any Awards or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto, and

•

whether an Award should be subject to the satisfaction of performance objectives, or any other term or condition the Compensation Committee specifies in the written agreement governing the terms of each Award.

Under the 2010 Plan, any performance objectives established by the Compensation Committee must be communicated in writing by the earlier of the date on which a quarter of the performance period has elapsed, or the date which is 90 days after the commencement of the performance period. These performance objectives may be expressed in terms of earnings per share, stock prices, net income, pre-tax income, operating income, return on equity or assets, economic value added, sales, cash flow from operating activities, working capital, productivity ratios, expense targets, cost containment or reduction, market share, completion of acquisitions of businesses or companies, completion of divestitures and asset sales, completion of business relocation activities, and other financial objectives, or any combination of these factors. At the time performance objectives are established, the Committee may also determine to exclude charges or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring charges, credits or revenues, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

Stock Options and Stock Appreciation Rights

The Compensation Committee may award incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“ISOs”), and nonqualified stock options (“NQSOs”). ISOs offer key employees certain tax advantages (discussed below) which are not available with NQSOs. The Compensation Committee determines the terms of option awards, including the amount, exercise price, vesting schedule and term. Options under the 2010 Plan become exercisable at such time or times as the Compensation Committee may specify. The purchase price of any such Award is the closing price of the Common Stock on the date of grant, unless the Compensation Committee designates another price in any Award agreement.

The Compensation Committee may also grant stock appreciation rights (“SARs”), either in tandem with stock options and/or stock grants or independent of those Awards. A stock appreciation right entitles a key employee to receive a per Share payment (in cash or Shares, as determined by the Compensation Committee) equal to the excess of the fair market value of a Share on the date of exercise over the fair market value of a Share on the date of grant. The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any Participant is 500,000 in any one calendar year.

Stock Awards

The Compensation Committee may make stock Awards to participants, which may be subject to or not subject to a restriction period. The Compensation Committee has the discretion to determine whether the Shares covered by a restricted stock Award will be subject to a restriction period, the length of any such restriction period, and any vesting (or forfeiture) conditions and terms that apply during any such restriction period. The Compensation Committee also has the discretion to determine if an employee will be required to make a payment with respect to a restricted stock Award and the amount of any such payment. During the restriction period, if any, the Company would generally hold the Shares and the employee would not be able to transfer the Shares. The Award recipient would however, generally be entitled to vote the Shares and receive any dividends with respect to the Shares, during any such restriction period, unless otherwise specified in the Award Agreement. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any Participant is 250,000 in any one calendar year.

Cash Awards

The Committee may also grant cash-based Awards to participants which may be based on the successful attainment of one or more performance objectives. The maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives over any performance period of greater than one calendar year is $2,000,000.

Adjustments and Changes in Control

The number of Shares authorized for issuance under the 2010 Plan, the number of Shares issuable under (and the option price of) outstanding options and other relevant provisions of the Plan are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. In the event of a Change of Control (as defined in the 2010 Plan) of the Company, the vesting date for all unvested or forfeitable rights in any Award are accelerated to the earlier of the date of the Change of Control or any other date set by the Compensation Committee in its discretion to allow participants to effectively enjoy such rights under their Awards.

Amendment and Termination

The Board of Directors may discontinue or amend the 2010 Plan as it deems necessary, and subject to any approval of amendments by stockholders required by the Code, the NASD or other applicable regulations, but, except as provided in the 2010 Plan in connection with a Change in Control, no termination of the 2010 Plan shall affect unexpired outstanding options. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate on May 11, 2015, although Awards made prior to such termination will remain in effect in accordance with their terms and the terms of the 2010 Plan.

Certain Federal Income Tax Consequences

The Company has been advised that the following is a summary of the material United States federal income tax consequences to the Company and the employees receiving stock options, stock grants and stock appreciation rights pursuant to the 2010 Plan. The following is not intended to be all inclusive or to constitute tax advice. This summary is based on the Code, Treasury Regulations promulgated thereunder and administrative and judicial rulings, as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not cover possible state, local or foreign tax consequences or federal tax consequences other than income tax consequences.

Incentive Stock Options. An optionee that receives an ISO does not recognize income either on the date the option is granted or on the date the ISO is exercised (although, upon exercise, the difference between the fair market value of the Shares and the exercise price will be treated as an item of adjustment for purposes of computing the optionee’s alternative minimum taxable income). If the optionee continues to hold the Shares received for the greater of (i) one year from the date of exercise of the option and (ii) two years from the date the option was granted, any gain or loss recognized on the sale of the Shares will be capital gain or loss. If the optionee disposes of the option or disposes of the Shares prior to the expiration of the periods set forth in the preceding sentence (a “Disqualifying Disposition”), the optionee will have compensation income (i.e., taxed at ordinary income rates) equal to the lesser of (i) the total amount of gain recognized upon disposition of the Shares and (ii) the excess of the fair market value of the Shares on the date of exercise over the exercise price for the Shares. Any additional gain will be capital gain, and will be long-term capital gain if the optionee held the Shares for more than one year from the date the option was exercised. The Company will not be entitled to any deduction upon the grant or exercise of an ISO, but will generally be entitled to a compensation deduction equal to the amount of compensation income recognized by the optionee upon a Disqualifying Disposition.

Nonqualified Stock Options. An optionee that receives a NQSO also generally recognizes no income on the date the option is granted. The optionee will, however, recognize compensation income on the date the NQSO is exercised in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. Any gain or loss recognized on a later disposition of the Shares will be capital gain or loss. The Company is generally entitled to a deduction at the time the NQSO is exercised equal to the amount of income recognized by the optionee.

Unrestricted Stock. An employee that receives unrestricted Shares (i.e., Shares which are not subject to any vesting restrictions) recognizes compensation income at the time the Shares are granted equal to the difference between the fair market value of the Shares received and the amount, if any, paid by the employee for such Shares. The employee’s basis in the Shares is equal to the amount paid for the Shares plus any income recognized by the employee upon the receipt of the Shares. Upon a later disposition of the Shares, the employee recognizes capital gain or loss equal to the difference between the amount received for such Shares and the employee’s basis in those Shares. The Company is generally entitled to a compensation deduction equal to the amount of income recognized by the employee upon receipt of the Shares.

Restricted Stock. An employee that receives restricted (or unvested) Shares generally does not recognize any income upon receipt of the Shares. Instead, such employee will recognize compensation income at the time vesting restrictions on the Shares lapse equal to the difference between the fair market value of the Shares at the time such vesting restrictions have lapsed and the amount, if any, paid by the employee for the Shares. Any gain or loss recognized by the employee upon a later disposition of the Shares will be capital in nature. The Company will generally be entitled to a compensation deduction (in an amount equal the amount of compensation income recognized by the employee) at the same time as such income is recognized.

An employee that receives restricted stock may make an election to include the value of the stock received in income at the time such stock is granted as if such stock were vested Shares. If an employee makes such election, the employee will recognize ordinary income on the stock when received (in the same manner as vested stock), and no further income will be recognized until the stock is later sold or disposed of. Upon such later sale or other disposition, any gain or loss recognized will be capital in nature. The Company shall generally receive a compensation deduction for Shares with respect to which the employee has made such election at the same time (and in the same amount) as the employee recognizes compensation income.

Stock Appreciation Rights. An employee who receives SARs does not recognize any income upon the receipt of such SARs. Instead, the employee is subject to tax (at ordinary income rates) on any amounts received in settlement of his or her SARs at the time such amounts are paid. The Company generally is entitled to a deduction equal to the amount included by the employee in income.

Various additional tax consequences may apply to the granting, acceleration and exercise or vesting of Awards and to the disposition of Shares thereunder, but such consequences are beyond the scope of this summary.

The affirmative vote by a majority of the shares of the Company’s Common Stock voting at the Annual Meeting is required for approval and ratification of the 2010 Plan. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

AVAILABILITY OF REPORT ON FORM 10-K

A stockholders’ letter and a copy of our Annual Report on Form 10-K, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s Report on Form 10-K which may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2010 must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222:

•	Not later than November 30, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934.

•

Stockholder proposals received after February 15, 2011, will be considered untimely, and the proxies solicited by Sypris for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that annual meeting.

John R. McGeeney

General Counsel and Secretary

April 1, 2010

EXHIBIT A

THE 2010 SYPRIS OMNIBUS PLAN

ARTICLE I.    GENERAL

1.1 Purpose—The purpose of the 2010 Sypris Omnibus Plan (“Plan”) is to retain and to motivate directors, officers, other employees and consultants (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2 Eligibility—The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3 Term—The Committee may grant awards under this Plan (“Awards”) from May 11, 2010 (the “Effective Date”), through May 11, 2015, and such Awards may, subject to the terms and conditions of an Award, survive the Plan’s expiration. Upon the Effective Date, no further awards will be made under the Company’s 2004 Equity Plan (the “2004 Plan”).

ARTICLE II.    ADMINISTRATION

2.1 Interpretation—The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). Notwithstanding the foregoing, any action hereunder may be taken by the Board of Directors of the Company (the “Board”) in lieu of the Committee and all references herein to the Committee shall be deemed to be the Board when the Board so acts.

2.2 Authority—The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards, including those qualified under 26 USC §422 or its equivalent (“ISOs”) and cash awards,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any Participant in exchange for the receipt or exercise of any Award or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto,

•	whether an Award should be subject to the satisfaction of Performance Objectives as described in Section 2.3, and any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3 Performance Objectives—“Performance Objectives” may be expressed in terms of (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added, (h) sales, (i) cash flow from operating activities, (j) working capital, (k) productivity ratios, (l) expense targets, (m) cost containment or reduction, (n) market share, (o) completion of acquisitions of businesses or companies, (p) completion of divestitures and asset sales, (q) completion of business relocation activities, (r) other financial objectives, or (s) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Unless otherwise expressly waived by the Committee, Performance Objectives shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance period has elapsed or (y) the date which is ninety (90) days after the commencement of the performance period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

At the time Performance Objectives are established, the Committee may also determine to exclude charges, credits or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring revenues or charges, credits (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

It is the intent of the Company that Awards subject to the attainment of Performance Objectives that are granted to persons who are designated by the Committee as likely to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder shall, if so designated by the Committee, constitute “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan or any Award Agreement relating to such Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

2.4 Amendments and Approvals—The Committee, at its discretion, may amend the Plan, its interpretations or any Award at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5 Delegation—The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

ARTICLE III.    STOCK SUBJECT TO PLAN

3.1 Limit on Shares—The Committee shall limit Awards in the aggregate to an aggregate maximum amount (“Cap”) of: (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Stock” or, individually, the “Shares”); and no more than 50% of all Awards shall be ISOs. Upon the Effective Date, such Cap shall be Three Million (3,000,000) Shares, plus the number of Shares that remain outstanding and available for issuance under the Company’s 2004 Plan as of the Effective Date as calculated pursuant to Section 3.2. Otherwise the Cap shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2 Share Usage and Unvested Shares—Each Award shall be counted, as of the grant date, against the limit set forth in Section 3.1 as one Share for every one Share subject to an Award. Awards granted in substitution for awards held by employees of a business entity acquired by the Company shall not count against the Shares available for issuance under the Plan.

If, following the Effective Date, any Awards under the Plan or the 2004 Plan shall expire, be forfeited, exchanged or cancelled without having been fully exercised or vested (excluding, however, the use of Shares to satisfy the tax withholding obligations or the payment of the purchase price of an Award), the reserved but unused Shares subject thereto shall again be available for new Awards under the Plan.

3.3 Individual Limits—The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any Participant is 500,000 in any one calendar year. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any Participant is 250,000 in any one calendar year. The maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives in any performance period of up to one calendar year is year is $750,000 and the maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives over any performance period of greater than one calendar year is $2,000,000.

3.4 Share Issuance Book Entry—Notwithstanding any other provision of this Plan to the contrary, the issuance of Shares under the Plan may be evidenced in such manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates.

ARTICLE IV.    TYPES OF AWARDS

4.1 Stock—The Committee may grant Awards of Stock to Participants on Terms specified in the Award Agreements.

4.2 Options—The Committee may grant Awards of options to purchase or sell Stock, to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that, the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

4.3 Appreciation Rights—The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4 Cash Awards—The Committee may grant cash-based Awards to Participants which may be based on the successful attainment of one or more Performance Objectives.

4.5 Other Awards—The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

ARTICLE V.    TERMINATION OF AWARDS

5.1 Unvested Rights—Except as otherwise provided in an Award Agreement or by the Committee, every unvested, unexercised right under this Plan shall terminate and expire at the earlier of: the expiration date in the Award Agreement or termination of the Participant’s employment.

5.2 Vested Rights—Except as otherwise provided in an Award Agreement or by the Committee, every vested, unexercised right under this Plan shall terminate and expire at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, (c) three months after a Participant’s retirement, or (d) one year after a Participant’s death or disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules.

ARTICLE VI.    ADJUSTMENT OF NUMBER OF SHARES

6.1 Dividends—In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend. In the event of any other distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Company shall in such manner as the Company deems appropriate adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the purchase price of (or other consideration for) outstanding Awards to reflect such distribution.

6.2 Reorganization—In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award and for the maximum limit on Shares in Section 3.1, the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed.

ARTICLE VII.    CHANGE OF CONTROL

7.1 Change of Control—A “Change of Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the company; (b) in which any person or group acquires, after the Effective Date, more than 25% of the voting power of the Company’s voting securities; (c) in which substantially all of the assets of the Company are sold; or (d) any similar event determined by the Committee to constitute a change in the control of the Company. Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in the event of a Change of Control, the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the earlier of: (x) the date of such Change of Control or (y) any other date established by the Committee in its discretion to allow Participants an effective opportunity to enjoy such rights under the circumstances.

Without limiting the generality of the foregoing, in connection with a Change of Control the Committee may elect, in its sole discretion, to (a) cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the product of the number of Shares subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to such Change of Control exceeds (ii) the purchase price applicable to such Grant Shares, (b) provide in connection with such Change of Control for the assumption or continuation of the Awards theretofore granted, or for the substitution for such Awards for new Awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices, such that Awards theretofore granted shall continue in the manner and under the terms so provided, or (c) cancel any outstanding Awards to the extent the purchase price applicable to the Grant Shares issuable thereunder is greater than the formula or fixed price per share paid to holders of Shares pursuant to such Change of Control, with or without any payment to the holders thereof. If the Company establishes an exercise window in connection with a scheduled consummation of a Change of Control, any exercise of an Option during such period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event.

ARTICLE VIII.    MISCELLANEOUS

8.1 No Other Rights—Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2 Vesting Causing Loss of Compensation Deduction—No part of an Award shall vest, settle or be delivered to the extent such vesting, settlement or delivery would cause the Participant to have compensation which is nondeductible by the Company pursuant to applicable Rules. Any Award not vested, settled or delivered because of this limitation shall vest, settle or be delivered in any subsequent year in which the vesting, settlement or delivery would not cause the loss of such deduction.

8.3 Governing Law—This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.4 Termination of Plan—The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Except as provided in Section 7.1, termination of the Plan shall not affect unexpired outstanding Awards previously granted.

8.5 Repricing—The terms of outstanding options and appreciation rights may not be amended, without stockholder approval, to reduce the purchase price applicable to such Awards or cancel, exchange, substitute, buyout or surrender such outstanding options or appreciation rights in exchange for cash, other Awards or options or appreciation rights with an option price that is less than the purchase price of the original options or appreciation rights.

C123456789
000004
MR A SAMPLE			000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)			000000000.000000 ext 000000000.000000 ext
ADD 1			000000000.000000 ext 000000000.000000 ext
ADD 2			000000000.000000 ext 000000000.000000 ext
ADD 3			Electronic Voting Instructions
ADD 4			You can vote by Internet or telephone!
ADD 5			Available 24 hours a day, 7 days a week!
	ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 11, 2010.
Vote by Internet
•Log on to the Internet and go to www.investorvote.com/SYPR •Follow the steps outlined on the secured website.

Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - R. Scott Gill	02 - Robert Sroka	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐

	For	Against	Abstain

2. Approval of 2010 Sypris Omnibus Plan	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	+

2010 Annual Meeting

2010 Annual Meeting of

Sypris Solutions Stockholders

Tuesday, May 11, 2010, 10:00 a.m., EDT

Lower Level Seminar Room, 101 Bullitt Lane

Louisville, KY 40222

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2010:

The notice of annual meeting of stockholders, proxy statement, proxy card and annual report to stockholders are available at www.sypris.com/proxymaterials.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sypris Solutions

Notice of 2010 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2010

Lower Level Seminar Room, 101 Bullitt Lane, Louisville, KY 40222

The undersigned appoints Robert E. Gill and Jeffery T. Gill, and each of them, as proxies for the undersigned, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sypris Solutions to be held on May 11, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR R. Scott Gill, FOR Robert Sroka, and FOR Proposal 2 Approval of 2010 Sypris Omnibus Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)